                                                                  EXHIBIT 10.39














                               PURCHASE AGREEMENT

                            DATED AS OF MAY 21, 1999

                   BETWEEN DIGITAL ENTERTAINMENT NETWORK, INC.

                          AND THE PURCHASERS SET FORTH

                          ON THE SIGNATURE PAGES HERETO




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                                TABLE OF CONTENTS

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

1.       Authorization and Closing................................................................................1
         1A.      Authorization of the Preferred Stock............................................................1
         1B.      Purchase and Sale of the Preferred Stock........................................................1
         1C.      The Closing.....................................................................................1

2.       Conditions of Each Purchaser's Obligation at the Closing.................................................2
         2A.      Representations and Warranties; Covenants.......................................................2
         2B.      Certificate of Designation......................................................................2
         2C.      Registration Agreement..........................................................................2
         2D.      Sale of Preferred Stock to Each Purchaser.......................................................2
         2E.      Securities Law Compliance.......................................................................2
         2F.      Closing Documents...............................................................................2
         2G.      Joint Sale and Voting Agreement.................................................................3
         2H.      Proceedings.....................................................................................3
         2I.      Waiver..........................................................................................4

3.       Covenants................................................................................................4
         3A.      Financial Statements and Other Information......................................................4
         3B.      Designation of Directors........................................................................5
         3C.      Restrictions....................................................................................6
         3D.      Affirmative Covenants...........................................................................7
         3E.      Compliance with Agreements......................................................................8
         3F.      SBIC Regulatory Provisions......................................................................8
         3G.      Reservation of Common Stock.....................................................................9
         3H.      Intellectual Property Rights....................................................................9
         3I.      Rights of First Refusal and Preemptive Rights..................................................10
         3J.      Regulatory Compliance Cooperation..............................................................12
         3K.      Put Rights.....................................................................................12
         3L.      Incentive Compensation for Founders............................................................13

4.       Transfer of Restricted Securities.......................................................................14
         4A.      General Provisions.............................................................................14
         4B.      Opinion Delivery...............................................................................14
         4C.      Rule 144A......................................................................................14
         4D.      Legend Removal.................................................................................14

5.       Representations and Warranties of the Company...........................................................15
         5A.      Organization, Corporate Power and Licenses.....................................................15
         5B.      Capital Stock and Related Matters..............................................................15
         5C.      Subsidiaries; Investments......................................................................16




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
                                                                                                               Page
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
         5D.      Authorization; No Breach.......................................................................16
         5E.      Financial Statements...........................................................................17
         5F.      Absence of Undisclosed Liabilities.............................................................17
         5G.      No Material Adverse Change.....................................................................17
         5H.      Absence of Certain Developments................................................................17
         5I.      Assets.........................................................................................19
         5J.      Contracts and Commitments......................................................................20
         5K.      Intellectual Property Rights...................................................................22
         5L.      Litigation, etc................................................................................22
         5M.      Brokerage......................................................................................22
         5N.      Governmental Consent, etc......................................................................23
         5O.      Insurance......................................................................................23
         5P.      Compliance with Laws...........................................................................23
         5Q.      Taxes..........................................................................................23
         5R.      Environmental, Health, and Safety Matters......................................................24
         5S.      Employees......................................................................................25
         5T.      Year 2000......................................................................................25
         5U.      Small Business Concern, Etc....................................................................26
         5V.      Closing Date...................................................................................27

6.       Definitions.............................................................................................27
         6A.      Definitions....................................................................................27

7.       Miscellaneous...........................................................................................30
         7A.      Expenses.......................................................................................30
         7B.      Purchaser's Representations....................................................................31
         7C.      Consent to Amendments..........................................................................32
         7D.      Survival of Representations and Warranties.....................................................32
         7E.      Successors and Assigns.........................................................................32
         7F.      Severability...................................................................................32
         7G.      Counterparts...................................................................................33
         7H.      Descriptive Headings; Interpretation...........................................................33
         7I.      Governing Law..................................................................................33
         7J.      Notices........................................................................................33
         7K.      No Strict Construction.........................................................................33
         7L.      Indemnification................................................................................33

Schedules and Exhibits
Schedule of Wire Transfer Instructions
Schedule of Purchasers
Schedule of Subscribers
List of Exhibits
List of Disclosure Schedules



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                       DIGITAL ENTERTAINMENT NETWORK, INC.


                   SERIES B PREFERRED STOCK PURCHASE AGREEMENT


                  THIS AGREEMENT is made as of May 21, 1999, between Digital Entertainment Network, Inc., a Delaware corporation (the "Company"), and the Persons listed on the Schedule of Purchasers attached hereto (collectively referred to herein as the "Purchasers" and individually as a "Purchaser"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 6 hereof.

                  The parties hereto agree as follows:

                  Section 1.   Authorization and Closing.

                  1A. Authorization of the Preferred Stock. The Company shall authorize the issuance and sale to the Purchasers of 210,577 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), having the rights and preferences set forth in Exhibit A attached hereto. The Preferred Stock is convertible into shares of the Company's Common Stock, par value $.01 per share (the "Common Stock").

                  1B. Purchase and Sale of the Preferred Stock. Subject to the terms and conditions set forth herein, at the Closing, the Company shall sell to each Purchaser and, each Purchaser shall purchase from the Company, the number of shares of Preferred Stock set forth opposite such Purchaser's name on the Schedule of Purchasers attached hereto at a price of $104.00 per share.

                  1C. The Closing. The closing of the separate purchases and sales of the Preferred Stock (the "Closing") shall take place at the offices of Katten, Muchin & Zavis, 1999 Avenue of the Stars, Suite 1400, Los Angeles, California at 10:00 a.m. on May 21, 1999, or at such other place or on such other date as may be mutually agreeable to the Company and each Purchaser. At the Closing, the Company shall deliver to each Purchaser stock certificates evidencing the Preferred Stock to be purchased by such Purchaser, registered in such Purchaser's or its nominee's name, upon payment of the purchase price thereof by wire transfer of immediately available funds to the Company's account at Imperial Bank, Beverly Hills, California, as set forth on the attached Schedule of Wire Transfer Instructions, in the aggregate amount set forth opposite such Purchaser's name on the Schedule of Purchasers.



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                  Section 2.    Conditions of Each Purchaser's Obligation at the
Closing. The obligation of each Purchaser to purchase and pay for the Preferred Stock at the Closing is subject to the satisfaction or waiver as of the Closing of the following conditions:

                  2A. Representations and Warranties; Covenants. The representations and warranties contained in Section 5 hereof shall be true and correct in all material respects at and as of the Closing as though then made, except to the extent of changes caused by the transactions contemplated herein, and the Company shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

                  2B. Certificate of Designation. The Company shall have duly adopted, executed and filed with the Secretary of State of Delaware a Certificate of Designation of Rights and Preferences establishing the terms and the relative rights and preferences of the Preferred Stock in the form set forth in Exhibit A hereto (the "Certificate of Designation"), and the Company shall not have adopted or filed any other document designating terms, relative rights or preferences of its preferred stock, other than the Certificate of Designations, Preferences and Relative Optional and other Specific Rights of Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions thereof, filed with the Secretary of State of Delaware on December 14, 1998 (such Stock, the "Series A Preferred Stock") or otherwise amended its certificate of incorporation, except for permitted amendments pursuant to paragraph 3C.(x). The Certificate of Designation shall be in full force and effect as of the Closing under the laws of Delaware and shall not have been amended or modified.

                  2C. Registration Agreement. The Company and the Purchasers shall have entered into a registration rights agreement in form and substance as set forth in Exhibit B attached hereto (the "Registration Agreement"), and the Registration Agreement shall be in full force and effect as of the Closing.

                  2D. Sale of Preferred Stock to Each Purchaser. The Company shall have simultaneously sold to each Purchaser the Preferred Stock to be purchased by such Purchaser hereunder at the Closing and shall have received payment therefor in full.

                  2E. Securities Law Compliance. The Company shall have made all filings under all applicable federal and state securities laws necessary to consummate the issuance of the Preferred Stock pursuant to this Agreement in compliance with such laws.

                  2F. Closing Documents. The Company shall have delivered to each Purchaser all of the following documents:

                         (i) an Officer's Certificate, dated the date of the Closing, stating that the conditions specified in Section 1 and Paragraphs 2A through 2E, inclusive, have been fully satisfied in all material respects;




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                        (ii) certified copies of the resolutions duly adopted by
         the Company's board of directors authorizing the execution, delivery and performance of this Agreement, the Registration Agreement and each of the other agreements contemplated hereby, the filing of the Certificate of Designation, the issuance and sale of the Preferred Stock, the reservation for issuance upon conversion of the Preferred Stock of an aggregate of 2,500,001 shares of Common Stock and the consummation of all other transactions contemplated by this Agreement;

                       (iii) certified copies of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), Certificate of Designations, Preferences and Relative, Optional and Other Special Rights of Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof, the Certificate of Designation and the Company's Amended and Restated Bylaws (the "Bylaws"), each as in effect at the Closing;

                        (iv) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal (if any));

                         (v) an opinion of Katten, Muchin & Zavis, counsel to the Company, with respect to the matters set forth in the attached Exhibit E;

                        (vi) in the case of Cassandra/Digital Entertainment Network Partners, L.L.C. ("Cassandra/Chase") and Chase Capital Partners ("Chase Capital"), (A) duly completed and executed SBA Forms 480, 652 and Parts A and B of 1031, (B) a business plan showing the Company's financial projections for the years ended 1999 through 2001, and (C) a list, after giving effect to the transactions contemplated by this Agreement, of (1) the name of each of the Company's directors, (2) the name and title of each of the Company's officers, and (3) the name of each of the Company's stockholders setting forth the number and class of shares held of record; and

                       (vii) such other documents relating to the transactions contemplated by this Agreement as any Purchaser or its special counsel may reasonably request.

                  2G. Joint Sale and Voting Agreement. The Purchasers and Marc Collins-Rector shall have entered into an agreement in form and substance as set forth in Exhibit D attached hereto the "Joint Sale and Voting Agreement"), and the Joint Sale and Voting Agreement shall be in full force and effect as of the Closing.

                  2H. Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser and its special counsel.

                  2I. Waiver. Any condition specified in this Section 2 may be waived if consented to by each Purchaser; provided that no such waiver shall be effective against any Purchaser unless it is set forth in a writing executed by such Purchaser.

                  Section 3.  Covenants.

                  3A. Financial Statements and Other Information. The Company shall deliver to each Purchaser:

                        (i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, and commencing with the statements for January 2000, setting forth in each case comparisons to the corresponding period in the preceding fiscal year, and all such statements, except as disclosed therein, shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments and the Company's chief financial officer shall deliver a certificate to such effect;

                       (ii) within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied (except as otherwise disclosed in such financial statements), and accompanied by, (a) with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing, (b) a certificate from such accounting firm, addressed to the Company's board of directors, stating that in the course of its examination nothing came to its attention that caused it to believe that there was an Event of Noncompliance in existence or that there was any material default by the Company or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of any other material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any Event of Noncompliance or other such a default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm's annual management letter to the board of directors;

                      (iii) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's




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         operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

                       (iv) not more than 90 nor less than 60 days prior to the beginning of each fiscal year commencing as of January 1, 2000, an annual financial plan for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any revisions of such annual financial plan; and

                        (v) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as a Purchaser may reasonably request.

Each of the financial statements referred to in subparagraph (i) and (ii) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments.

Notwithstanding the foregoing, the provisions of this paragraph 3A shall cease to be effective so long as the Company (a) is subject to the periodic reporting requirements of the Securities Exchange Act and continues to comply with such requirements and (b) promptly provides to each Person otherwise entitled to receive information pursuant to this paragraph 3A all reports and other materials filed by the Company with the Securities and Exchange Commission pursuant to the periodic reporting requirements of the Securities Exchange Act.

Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Purchaser entitled to receive information regarding the Company and its Subsidiaries under paragraph 3A shall use its best efforts to maintain the confidentiality of all nonpublic information obtained by it hereunder which the Company has reasonably designated as, or that a reasonable person would believe was, proprietary or confidential in nature; provided that each such Purchaser may, to the extent required by law, disclose such information in connection with a bona fide sale or transfer of any Preferred Stock, if the proposed transferee of such Person's Preferred Stock agrees in advance in writing in a written instrument in form and substance satisfactory to the Company to be bound by the provisions hereof.

                  3B. Designation of Directors. So long as any Preferred Stock and, until the fifth anniversary of the date of this Agreement, at least 25% of the Underlying Common Stock (calculated on an as-if-converted basis) originally purchased by Cassandra/Chase and Chase Capital is held by Cassandra/Chase and Chase Capital, Cassandra/Chase and Chase Capital shall each have the right to select one (1) representative to be elected to the Company's board of directors, at least one of which shall also be elected to the Company's Compensation Committee, and at least one of which shall also be elected to the Company's Executive Committee, and the Company shall nominate such representatives for election to the board of directors and such committee(s). The Company shall use its best efforts to cause such representatives to be elected to the board of directors and such committee(s) and shall not take any action which would diminish the prospects of such representatives being elected to the board of directors and such committee(s). All reasonable out-of-pocket and documented expenses of each board member incurred in connection with attending regular and special board meetings and any meeting of any board committee shall be reimbursed by the Company.

                  3C. Restrictions. The Company shall not, without the prior written consent of the holders of at least a majority of the outstanding Preferred Stock:

                         (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities, except for dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock, Series A Preferred Stock and the Preferred Stock;

                        (ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities), other than pursuant to this Agreement;

                       (iii) except as expressly contemplated by this Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to or on a parity with the Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise, or (c) additional shares of Preferred Stock, other than shares issued at or within five (5) business days of the Closing to the Persons set forth on the Schedule of Subscribers attached hereto in the number of shares set forth opposite such Persons names on such schedule;

                        (iv) merge or consolidate with any Person or sell all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than in a transaction or series of related transactions in which (A) the holders of the Preferred Stock would receive consideration comprised of cash and/or publicly traded securities and (B) the consideration received by holders of the Preferred Stock (on an as-if-converted basis) would be not less than the applicable IPO Valuation;

                         (v) issue in a transaction or series of related transactions involving a Change of Control any capital stock, or securities exchangeable or exercisable for, or convertible into, capital stock, other than in a transaction or series of related transactions in which (A) the Company would receive consideration comprised of cash and/or publicly




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         traded securities and (B) the consideration received by holders of the
         Preferred Stock (on an as-if-converted basis) would be not less than the applicable IPO Valuation;

                        (vi) consummate any offering of equity securities registered under the Securities Act other than the Qualified IPO;

                       (vii) consummate any material sale of assets out of the ordinary course of business, excluding transactions approved by the Company's board of directors (including both of the directors elected pursuant to paragraph 3B);

                      (viii) enter into any transactions with Affiliates, excluding (A) transactions having an aggregate value (as of the date of such transaction) of less than $25,000 and (B) transactions that are on terms fair to the Company and that are no less favorable to the Company than those that could have been obtained in a comparable transaction by the Company from an independent third party, as determined in the good faith judgment of the board of directors of the Company (including both of the directors elected pursuant to paragraph 3B);

                        (ix) enter into the ownership, active management or operation of any business other than (A) the development, creation, distribution and/or exploitation of informational, educational and/or entertainment content and/or the intellectual property rights related thereto in all forms of media now or hereafter known, throughout the universe, including, without limitation, with respect to programming distributed via the Internet and/or other forms of digital delivery and all aspects of the music and recording industries; (B) Internet, on-line and/or digital delivery business activities now or hereafter known, throughout the universe, including, without limitation, entertainment and commerce; and/or (C) all ancillary business activities related to (A) or (B) now or hereafter known, throughout the universe; and

                         (x) except as contemplated by Exhibit C, make any amendment to the Certificate of Incorporation or the Bylaws.

                  3D. Affirmative Covenants. So long any of the Preferred Stock remains outstanding the Company shall, and shall cause each Subsidiary to, unless it has received the prior written consent of the holders of at least a majority of the outstanding Preferred Stock:

                        (i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

                       (ii) maintain and keep its material properties in good repair, working order and condition, and from time to time make all necessary repairs, renewals and replacements;




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

                      (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a Material Adverse Effect, unless and to the extent that, in either case, the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                       (iv) comply with all other obligations which it incurs pursuant to any contract or agreement, as such obligations become due, unless the failure to so comply would not reasonably be expected to have a Material Adverse Effect, or such obligations are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books with respect thereto;

                        (v) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a Material Adverse Effect;

                       (vi) apply for and continue in force adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business; and

                      (vii) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with generally accepted accounting principles, consistently applied.

                  3E. Compliance with Agreements. The Company shall perform and observe (i) all of its obligations to each holder of the Preferred Stock set forth in the Certificate of Designation, and (ii) all of its obligations to each holder of Registrable Securities set forth in the Registration Agreement.

                  3F.      SBIC Regulatory Provisions.

                           (i) Within 75 days after the Closing, and at the end of each month thereafter until all of the proceeds of the Financing have been used by the Company and its Subsidiaries, the Company shall deliver to Cassandra/Chase and Chase Capital a written statement certified by the Company's chief executive officer or chief financial officer describing in reasonable detail the use of the proceeds of the Financing (as hereinafter defined) hereunder by the Company and its Subsidiaries. In addition to any other rights granted hereunder, the Company shall grant Cassandra/Chase, Chase Capital and the United States Small Business Administration (the "SBA") access to the Company's records for the purpose of verifying the use of such proceeds.

                           (ii) Upon the occurrence of a Regulatory Violation (as hereinafter defined) or in the event that Cassandra/Chase or Chase Capital determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled as a holder of Preferred Stock, Cassandra/Chase and Chase Capital shall each have the right to the extent, but only to the extent, required under the SBIC Regulations to demand the immediate repurchase of all of the outstanding shares of Preferred Stock owned by it at a price per share equal to the purchase price paid for such stock hereunder by delivering written notice of such demand to the Company. The Company shall pay the purchase price for such stock by a cashier's or certified check or by wire transfer of immediately available funds to such holder within 45 days after the Company's receipt of the demand notice, provided that such holder had previously delivered to the Company the certificates evidencing the Preferred Stock to be repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

                           (iii) For purposes of this paragraph, "Regulatory Violation" means (a) a diversion of the a material portion proceeds of such Financing from the use thereof previously provided to the Purchasers, if such diversion was effected without obtaining the prior written consent of Cassandra/Chase and Chase Capital (which may be withheld in their sole discretion) or (b) a change in the principal business activity of the Company and its Subsidiaries to an ineligible business activity (within the meaning of the SBIC Regulations) if such change occurs within one year after the date of the closing of the Financing hereunder; "SBIC Regulations" means the Small Business Investment Act of 1958 and the regulations issued thereunder as set forth in 13 CFR 107 and 121, as amended; and the term "Financing" shall have the meaning set forth in the SBIC Regulations.

                  3G. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be promptly transmitted by the Company upon issuance).

                  3H. Intellectual Property Rights. The Company shall, and shall cause each Subsidiary to, possess and maintain all Intellectual Property Rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all




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

such Intellectual Property Rights, except to the extent that the failure to do so would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary shall take any action, or fail to take any action, which would result in the invalidity, abandonment, misuse or unenforceability of such Intellectual Property Rights or which would materially infringe upon or misappropriate any material rights of other Persons, except to the extent that such action or failure to take action would not be reasonably likely to have a Material Adverse Effect.

                  3I.      Rights of First Refusal and Preemptive Rights.

                           (i) Except for issuances of shares of Preferred Stock to the Persons and in the number of shares of Preferred Stock and at the purchase price set forth on the Schedule of Subscribers, issuances of Common Stock or Common Stock equivalents that constitute Excluded Issuances and issuances of Common Stock, Common Stock equivalents or other securities in a public offering consented to by the holders of the Preferred Stock pursuant to Section 3.C.(vi), if the Company authorizes the issuance or sale in a financing (other than a financing incurred to fund the Company's obligations under paragraph 3K below) of any shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock (other than as a dividend on the outstanding Common Stock, Series A Preferred Stock and Preferred Stock), the Company shall first offer to sell to each holder of Preferred Stock a portion of such stock or securities equal to (x) the quotient determined by dividing (1) the number of shares of Underlying Common Stock held by such holder by (2) the sum of the total number of shares of Underlying Common Stock (the "First Offer Right"). The Company shall make such offer by delivering to each holder a written notice (the "First Offer Notice") setting forth the following proposed terms of such financing: (i) the aggregate amount of such financing,
         (ii) the proposed type of security to be issued, (iii) the number of shares or units of such security to be issued, (iv) the proposed purchase price, (v) the conversion price if such security is convertible into Common Stock, (vi) the dividend rate and liquidation preference, if any and (vii) such other terms as the Company deems material.

                           (ii) In order to exercise its First Offer Right, a holder of Underlying Common Stock must within 10 business days after receipt of a First Offer Notice from the Company deliver a written notice to the Company describing its election with respect to the First Offer Right. If all of the stock and securities offered to the holders of Underlying Common Stock is not fully subscribed by such holders, the remaining stock and securities shall be available for offer by the Company to the Persons to whom the Company originally proposed to issue such securities.

                           (iii) In the event that a holder of Underlying Common Stock does not exercise its First Offer Right, such holder shall be entitled to elect to purchase a portion of the stock or securities to be sold in such financing equal to (x) the quotient determined by dividing (1) the number of shares of Underlying Common Stock held by such holder by (2) the sum of the total number of shares of Underlying Common Stock and the number of shares of Common Stock outstanding, the number of shares of Common Stock issuable upon the exercise of any options or warrants, and upon the conversion of the Series A Preferred Stock, any other equity security convertible into Common Stock and any convertible indebtedness of the Company, which are not shares of Underlying Common Stock (the "Preemptive Right").

                           (iv) In order to exercise its Preemptive Right, a holder of Underlying Common Stock must within 10 business days after receipt of a First Offer Notice from the Company deliver a written notice to the Company describing its election with respect to the Preemptive Right. If all of the stock and securities offered to the holders of Underlying Common Stock is not fully subscribed by such holders and holders of Underlying Common Stock exercising the First Offer Right, the remaining stock and securities shall be available for offer by the Company to the Persons to whom the Company originally proposed to issue such securities.

                           (v) Upon the expiration of the offering period described above, and for a period of 120 days thereafter, the Company shall be entitled to sell such stock or securities which the holders of Underlying Common Stock have not elected to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to such holders; provided, however, that a deviation of not more than 10% in the principal terms of the transaction outlined in the First Offer Notice shall be deemed not to be more favorable to the purchasers thereof than those offered to such holders.

                           (vi) Each holder of Underlying Common Stock who has exercised a First Offer Right or a Preemptive Right shall be entitled to purchase such stock or securities on the same terms and conditions as such stock or securities are sold to any other Persons; provided that if all Persons entitled to purchase or receive such stock or securities are required to also purchase other securities of the Company, the holders of Underlying Common Stock exercising their rights pursuant to this paragraph shall also be required to purchase the same combination of securities (on the same terms and conditions) that such other Persons are required to purchase. The purchase price for all stock and securities offered to the holders of the Underlying Common Stock shall be payable in cash at the closing of the transaction with the other purchasers.

                           (vii) The rights of the holders of Underlying Common Stock under this paragraph shall terminate upon the effectiveness of a registration statement filed by the Company with the Securities and Exchange Commission under the Securities Act with respect to a Qualified IPO; provided that if the registration statement is withdrawn or abandoned before any shares of Common Stock are sold thereunder, the provisions of this paragraph shall remain in effect.

                  3J.      Regulatory Compliance Cooperation.

                           (i) In the event that an SBIC Holder determines that it has a Regulatory Problem (as defined below), the SBIC Holder shall have the right to transfer its Preferred Stock without regard to any restrictions on transfer set forth in this Agreement other than the securities law restrictions set forth in Section 5 hereof (provided that the transferee agrees to become a party to this Agreement), and the Company shall take all such actions as are reasonably requested by the SBIC Holder in order to (a) effectuate and facilitate any transfer by the SBIC Holder of any securities of the Company then held by such SBIC Holder to any Person designated by such SBIC Holder, (b) permit such SBIC Holder (or any Affiliate of such SBIC Holder) to exchange all or any portion of the Common Stock then held by such SBIC Holder on a share-for-share basis for shares of a class of nonvoting common stock of the Company, which nonvoting common stock shall be identical in all respects to such Common Stock, except that such common stock shall be nonvoting and shall be convertible into Common Stock on such terms as are requested by such SBIC Holder in light of regulatory considerations then prevailing, and (d) amend this Agreement and other related agreements to effectuate and reflect the foregoing.

                           (ii) For purposes of this Agreement, a "Regulatory Problem" means any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or the SBIC Holder believes that there is a substantial risk of such assertion) that the SBIC Holder and its Affiliates are not entitled to hold, or exercise any significant right with respect to, the Preferred Stock or the Common Stock.

                  3K.      Put Rights.

                           (i) At any time during the Put Exercise Period (as hereinafter defined), each holder of the Preferred Stock shall have the right, by delivering not less than 270 days prior notice of its intention to exercise such right to the Company (the "Put Notice"), to require the Company to repurchase all of the Preferred Stock held by such holder(s) (the "Put") at the fair market value of such stock as of the date of such Put Notice, as determined pursuant to subparagraph
         (ii) below (the "Put Price"). The "Put Exercise Period" shall commence on the fifth anniversary of the closing of the purchase and sale of the Preferred Stock pursuant to this Agreement and shall terminate upon consummation of a Qualified IPO. The obligation of each Selling Holder (as hereinafter defined) to deliver its shares of Preferred Stock on the Put Closing Date (as hereinafter defined) shall be irrevocable on the date of delivery to the Company of such Selling Holder's Put Notice.

                           (ii) Upon the delivery of the Put Notice, the Company and such holder(s) as have delivered a Put Notice (the "Selling Holders") shall in good faith attempt to mutually agree on the Put Price. If the Company and the Selling Holders have not mutually agreed on the Put Price within 30 days of delivery of the Put Notice, the disagreement shall be submitted for final determination to an accounting firm or appraisal firm of recognized national standing (the "Independent Appraiser"), such Independent Appraiser to be appointed within 45 days of delivery of the Put Notice by two other accounting or appraisal firms of recognized national standing, one of which will be selected by the Company and one of which will be selected by the Selling Holders. The Independent Appraiser shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Company and the Selling Holders but shall not conduct an independent audit. The Independent Appraiser shall render its determination on the matter within 60 days of its submission by the Company and the Selling Holders, and such determination shall be final, conclusive and binding upon the Company and the Selling Holders. The fees and expenses of the Independent Appraiser shall be paid by the Selling Holders if the Company's proposed Put Price is closer to the Independent Appraiser's determination than was the proposed Put Price of the Selling Holders; provided, that, in the event there is more than one such holder, the obligation to pay the fees and expenses of the Independent Appraiser shall be several among the Selling Holders. Conversely, if the Selling Holders' proposed Put Price is closer to the Independent Appraiser's determination than the proposed Put Price of the Company, the fees and expenses of the Independent Appraiser shall be paid by the Company. The "Put Closing Date" shall be the first business day that is 270 days after the date on which the Put Notice is delivered to the Company, or such earlier date that is specified by the Company by not less than 30 nor more than 60 days prior written notice delivered to the Selling Holders (such notice, the "Confirmation Notice").

                           (iii) On the Put Closing Date, the Selling Holders shall deliver to the Company certificates representing the shares of Preferred Stock to be repurchased by the Company, free and clear of all Liens and duly endorsed in blank or accompanied by duly executed forms of assignment (with signatures guaranteed), and the Company shall deliver to such holder(s) the Put Price as determined by the Independent Appraiser by cashier's or certified check payable to such holder(s) or by wire transfer of next day funds to an account designated in writing by such holder(s); provided, that if and to the extent any such purchase for cash is prohibited by the provisions of applicable state law or by the provisions of the Company's debt agreements or would cause the Company to violate any minimum working capital level in any such debt agreements, the amount of the Put Price which is not able to be paid in cash shall be paid for by the issuance of subordinated promissory notes in form and substance satisfactory to such holder(s) with the principal amount payable on the first anniversary of issuance, bearing interest (payable quarterly in arrears) at a floating rate per annum equal to the prime rate plus 700 basis points and secured by collateral reasonably satisfactory to such holder(s); provided, that such holder(s) shall be entitled to rescind any portion of the exercised Put if any portion of the Put Price would be payable by such a note.

                3L. Incentive Compensation for Founders. The Company and each of the Purchasers acknowledge that Marc Collins-Rector will be provided a compensation arrangement for each of himself, Chad Shackley and Brock Pierce (collectively, the "Founders") that will be in the form of warrants or options to purchase Common Stock and will provide the Founders with base compensation and incentives to grow the Company. The Company and each of the Purchasers agree that promptly after the Closing and upon receipt of a proposal from the Founders, they will negotiate in good faith the terms of such compensation arrangement and, subject to the receipt of all requisite approvals, including, without limitation, approvals by the Company and approvals pursuant to Section 3C of this Agreement, the Company will implement such an incentive compensation arrangement.

                  Section 4.        Transfer of Restricted Securities.

                  4A. General Provisions. Restricted Securities are transferable only pursuant to (i) public offerings registered under the Securities Act, (ii) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (iii) subject to the conditions specified in paragraph 4B below, any other legally available means of transfer.

                  4B. Opinion Delivery. In connection with the transfer of any Restricted Securities (other than a transfer described in paragraph 4A(i) above), the holder thereof shall deliver written notice to the Company describing in reasonable detail the transfer or proposed transfer, together with an opinion (in form and substance satisfactory to the Company) of Kirkland & Ellis or other counsel which (to the Company's satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act. In addition, if the holder of the Restricted Securities delivers to the Company such opinion of Kirkland & Ellis or such other counsel that no subsequent transfer of such Restricted Securities shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Restricted Securities which do not bear the Securities Act legend set forth in paragraph 7B. If the Company is not required to deliver new certificates for such Restricted Securities not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing (in form and substance satisfactory to the Company) its agreement to be bound by the conditions contained in this paragraph and paragraph 7B.

                  4C. Rule 144A. Upon the request of any Purchaser and the execution and delivery to the Company of a confidentiality agreement by such Purchaser's prospective transferees in form and substance satisfactory to the Company, the Company shall promptly supply to such Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144A of the Securities and Exchange Commission.

                  4D. Legend Removal. If any Restricted Securities become eligible for sale pursuant to Rule 144(k), the Company shall, upon the request of the holder of such Restricted Securities, remove the legend set forth in paragraph 7B from the certificates for such Restricted Securities.

                  Section 5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers that, except as set forth in the disclosure schedules hereto:

                  5A. Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its lease or ownership of property or conduct of business requires it to so qualify, except where the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement, except for such licenses, permits and authorizations as the failure to possess would not reasonably be expected to have a Material Adverse Effect. The copies of the Company's and each Subsidiary's charter documents and bylaws which have been furnished to the Purchasers' special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

                  5B.      Capital Stock and Related Matters.

                           (i) As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of (a) 20,000,000 shares of preferred stock, of which 260,000 shares shall be designated as Preferred Stock and 250,000 shares have been designated as Series A Preferred Stock, of which 70,453 shares of Series A Preferred Stock are issued and outstanding, and (b) 100,000,000 shares of Common Stock, of which 4,459,744 are issued and outstanding and 2,500,001 shares shall be reserved for issuance upon conversion of the Preferred Stock. As of the Closing, neither the Company nor any Subsidiary shall have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except as set forth on the attached "Capitalization Schedule." As of the Closing, neither the Company nor any Subsidiary shall be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as contemplated by this Agreement. As of the Closing, all of the outstanding shares of the Company's capital stock shall be validly issued, fully paid and nonassessable.

                           (ii) There are no statutory or contractual stockholders preemptive rights or rights of refusal with respect to the issuance of the Preferred Stock hereunder or the issuance of the Common Stock upon conversion of the Preferred Stock. The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Preferred Stock hereunder does not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements between the Company's stockholders with respect to the voting or transfer of the Company's capital stock, except for (A) the Stockholder's Agreement, dated as of January 1, 1998, between Marc Collins-Rector and Chad Shackley, (B) the Convertible Note Option Agreement, dated as of October 27, 1998, between Marc Collins-Rector and Brock Pierce and (C) as set forth on paragraph 5B of the Disclosure Schedule.

                  5C. Subsidiaries; Investments. The attached "Subsidiary Schedule" correctly sets forth the name of each Subsidiary, the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted, except for such licenses, permits and authorizations as the failure to possess would not reasonably be expected to have a Material Adverse Effect, and is qualified to do business in every jurisdiction in which its lease or ownership of property or conduct of business require it to so qualify, except where the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary are validly issued, full paid and nonassessable, and all such shares are owned by the Company or another Subsidiary free and clear of any Lien and not subject to any option or right to purchase any such shares. Except as set forth on the Subsidiary Schedule, neither the Company nor any Subsidiary owns or holds the right to acquire any shares of stock or any other security or interest in any other Person.

                  5D. Authorization; No Breach. The execution, delivery and performance of this Agreement and the Registration Agreement and the filing of the Certificate of Designation have been duly authorized by the Company. This Agreement, the Registration Agreement and the Certificate of Designation each constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement and the Registration Agreement, the offering, sale and issuance of the Preferred Stock hereunder, the issuance of the Common Stock upon conversion of the Preferred Stock, the filing of the Certificate of Designation and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and would not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any Subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) other than pursuant to applicable securities laws, rules and regulations, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the Certificate of Designation or the charter or bylaws of the Company or any Subsidiary, or any law, statute, rule or regulation to which the Company or any Subsidiary is subject, or any agreement, instrument, order, judgment or decree to which the Company or any Subsidiary is subject.

                  5E. Financial Statements. Attached hereto as the "Financial Statements Schedule" are the following financial statements:

                           (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1998 and 1997, and the related statements of income and cash flows (or the equivalent) for the respective twelve-month periods then ended.

                           (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 1999 (the "Latest Balance Sheet and the related statements of income and cash flows (or the equivalent) for the three-month period then ended).

Each of the foregoing financial statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with generally accepted accounting principles, consistently applied, except as disclosed therein, subject in the case of the unaudited financial statements to the absence of footnote disclosure and changes resulting from normal year end adjustments.

                  5F. Absence of Undisclosed Liabilities. Except as set forth on the attached "Liabilities Schedule," the Company and its Subsidiaries do not have any obligation or liability other than: (i) liabilities set forth on the Latest Balance Sheet (including any notes thereto), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business and in connection with this transaction (iii) other liabilities and obligations disclosed in the other Schedules to this Agreement, and (iv) other liabilities or obligations which would not reasonably be expected to have a Material Adverse Effect.

                  5G. No Material Adverse Change. Except as set forth on the attached "Adverse Change Schedule," and other than changes in general economic and business conditions and changes that generally affect the Internet and entertainment industries and the Company's competitors since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or customer or supplier relations of the Company and its Subsidiaries taken as a whole.

                  5H.      Absence of Certain Developments.

                           (i) Except as expressly contemplated by this Agreement or as set forth on the attached "Developments Schedule," since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary have

                                    (a) issued any notes, bonds or other debt
                   securities or, except as set forth in the Capitalization Schedule, any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                                    (b) borrowed any amount or incurred or
                   become subject to any material liabilities, except liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                                    (c) discharged or satisfied any material
                   Lien, other than Permitted Liens, or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

                                    (d) declared or made any payment or
                   distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                                    (e) mortgaged or pledged any of its
                   properties or assets or subjected them to any material Lien, except Permitted Liens and Liens for current property taxes not yet due and payable;

                                    (f) sold, assigned or transferred any of its
                   tangible assets, except in the ordinary course of business, or canceled any material debts or claims;

                                    (g) sold, assigned or transferred any
                   Intellectual Property Rights, corporate names, trade secrets or other intangible assets;

                                    (h) suffered any material extraordinary
                   losses or waived any rights of material value, except in the ordinary course of business and consistent with past practice;

                                    (i) made any capital expenditures or
                   commitment therefor that is in excess of $50,000;

                                    (j) made any loans or advances to,
                   guarantees for the benefit of, or any investments in, any Person in excess of $50,000 in the aggregate;

                                    (k) made any charitable contributions in
                   excess of $50,000 in the aggregate;

                                    (l) suffered any damage, destruction or
                   casualty loss exceeding $50,000, whether or not covered by insurance;

                                    (m) changed any of the accounting methods
                   used unless required by GAAP;

                                    (n) adopted or amended in any material
                   respect any collective bargaining agreement;

                                    (o) filed any amended Tax Return,
                   surrendered any right to claim a refund of Taxes or take any similar action, or omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action or omission would have the effect of increasing the present or future tax liability or decreasing any present or future Tax asset of the Company; or

                                    (p) authorized or entered into an agreement,
                   whether in writing or otherwise, to do any of the actions prohibited above.

                           (ii) No officer, director, employee or agent of the Company or any of its Subsidiaries has been or is authorized to make or receive, and the Company does not know of any such person making or receiving, any bribe, kickback or other illegal payment.

                  5I. Assets. Except as set forth on the attached "Assets Schedule," the Company and each Subsidiary have good and marketable title to, or a valid leasehold interest in, the material properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens for current property taxes not yet due and payable. Except as set forth in the attached Assets Schedule, the Company and the Subsidiaries validly own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Except as described on the Assets Schedule, the Company's and each Subsidiary's buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Company, threatened, affecting any portion of the material real property owned or leased by the Company or any Subsidiary. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any such real property. The current use of the real property does not violate in any material respect any instrument of record or agreement affecting such real property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the real property that affects such real property or the use or occupancy thereof, except a violation which would not result in material liabilities to the Company or any Subsidiary or otherwise result in a Material Adverse Effect. No damage or destruction has occurred with respect to any of the real property that, individually or in the aggregate, has had or resulted in, or will have or result in, material liabilities to the Company or any Subsidiary or otherwise result in a Material Adverse Effect.

                  5J.      Contracts and Commitments.

                           (i) Except as expressly contemplated by this Agreement or as set forth on the attached "Contracts Schedule" or the attached "Employee Benefits Schedule," neither the Company nor any Subsidiary is a party to or bound by any written or oral:

                                    (a) pension, profit sharing, stock option,
                   employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                                    (b) contract for the employment of any
                   officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors or Affiliates;

                                    (c) contract under which the Company or any
                   Subsidiary has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;

                                    (d) agreement or indenture relating to
                   borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company and its Subsidiaries;

                                    (e) guarantee of any obligation in excess of
                   $50,000 (other than by the Company of a Wholly-Owned Subsidiary's debts or a guarantee by a Subsidiary of the Company's debts or another Subsidiary's debts);

                                    (f) lease or agreement under which the
                   Company or any Subsidiary is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $50,000;

                                    (g) lease or agreement under which the
                   Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any Subsidiary;

                                    (h) contract or group of related contracts
                   with the same party or group of affiliated parties the performance of which involves consideration in excess of $100,000;

                                    (i) any agreement under which the Company or
                   any Subsidiary could have liabilities in the future relating to the acquisition or disposition of assets or properties having a fair market value in excess of $100,000 by way of merger, consolidation, purchase, sale or otherwise, or granting to any Person a right at such Person's option to purchase or acquire any material asset or property, of the Company or any Subsidiary or any interest therein (not including dispositions of inventory in the ordinary course of business);

                                    (j) any agreement for the construction,
                   acquisition or modification of any land, building, structure, improvement, fixture or other fixed asset, or for the incurrence of any other capital expenditure involving amounts in excess of $50,000 in the aggregate;

                                    (k) assignment, license, indemnification or
                   agreement with respect to any material intangible property (including without limitation any Intellectual Property);

                                    (l) warranty agreement with respect to its
                   services rendered or its products sold or leased;

                                    (m) agreement under which it has granted any
                   Person any registration rights (including, without limitation, demand and piggyback registration rights);

                                    (n) sales, distribution or franchise
                   agreement; or

                                    (o) contract or agreement prohibiting it
                   from freely engaging in any business or competing anywhere in the world.

                           (ii) All of the contracts, agreements and instruments set forth on the Contracts Schedule are, with respect to the Company, valid, binding and enforceable in accordance with their respective terms. The Company and each Subsidiary have performed all material obligations required to be performed by them under the contracts, agreements and instruments listed on the Contracts Schedule to which they are parties and are not in material default under or in material breach of nor in receipt of any written claim of default or breach under any material contract, agreement or instrument to which the Company or any Subsidiary is a party listed on the Contracts Schedule; and no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or any Subsidiary under any material contract, agreement or instrument to which the Company or any Subsidiary is a party listed on the Contracts Schedule.

                  5K.      Intellectual Property Rights.

                           (i) The attached "Intellectual Property Schedule" contains a complete and accurate list, as of May 14, 1999, of all (a) patented or registered Intellectual Property Rights owned or used by the Company or any Subsidiary, (b) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any Subsidiary, (c) unregistered trade names and corporate names owned or used by the Company or any Subsidiary and
         (d) unregistered trademarks, service marks, copyrights and computer software owned or used by the Company or any Subsidiary, in each case which are material to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole. The Intellectual Property Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any Subsidiary to any third party with respect to any material Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or any Subsidiary with respect to any material Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule, the Company or one of its Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted. To the Company's knowledge, the Company and its Subsidiaries have taken all reasonably necessary actions to maintain and protect the Intellectual Property Rights which they own.

                           (ii) Except as set forth on the Intellectual Property Schedule, (a) there have been no claims made against the Company or any Subsidiary asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, (b) neither the Company nor any Subsidiary has received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights, and (c) to the Company's knowledge, the conduct of the Company's and each Subsidiary's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons.

                  5L. Litigation, etc. Except as set forth on the attached "Litigation Schedule," there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of the Company's knowledge, threatened against the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Company's knowledge, any governmental investigations or inquiries. Neither the Company nor any Subsidiary is subject to any judgment, order or decree of any court or other governmental agency.

                  5M. Brokerage. Except as set forth on the attached "Brokerage Schedule," there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Subsidiary.

                  5N. Governmental Consent, etc. Other than with respect to applicable securities laws, rules and regulations, and filings with the Secretary of State of Delaware, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Agreement, or the consummation by the Company of any other transactions contemplated hereby or thereby, except as set forth on the attached "Consents Schedule" and except as expressly contemplated herein or in the exhibits hereto.

                  5O. Insurance. The attached "Insurance Schedule" contains a true, correct and complete description of each insurance policy maintained by the Company and its Subsidiaries with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. Neither the Company nor any Subsidiary is in default with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any Subsidiary has been denied insurance coverage. Except as set forth on the Insurance Schedule, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

                  5P. Compliance with Laws. Except as set forth on the attached "Compliance Schedule," to the Company's knowledge, neither the Company nor any Subsidiary has violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any Subsidiary has received notice of any such violation.

                  5Q.      Taxes.

                           Except for any failure or default as would not
reasonably be expected to have a Material Adverse Effect,

                           (i) The Company has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

                           (ii) The Company has paid (or has had paid on its behalf), or where payment is not due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing.

                           (iii) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                           (iv) For purposes of this Agreement, the following terms shall have the following meanings: (A) "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, and (B) "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

                5R. Environmental, Health, and Safety Matters. Except as set forth in Section 5R of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

                           (i) the Company, the Subsidiaries and their respective Affiliates have complied and are in compliance with all Environmental and Safety Requirements (including without limitation all permits and licenses required thereunder);

                           (ii) the Company, the Subsidiaries and their respective Affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental and Safety Requirements;

                           (iii) to the Company's knowledge, none of the following exists at any property or facility owned or operated by the Company or any Subsidiary or any of their respective Affiliates: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or disposal areas;

                           (iv) neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including without limitation any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the CERCLA, the Solid Waste Disposal Act, as amended or any other Environmental and Safety Requirements;

                           (v) to the Company's knowledge, neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

                           (vi) to the Company's knowledge, the Company and the Subsidiaries have not, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any liability for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements; and

                           (vii) to the Company's knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any Subsidiary will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective liabilities pursuant to Environmental and Safety Requirements, or give rise to any other liabilities pursuant to Environmental and Safety Requirements, including without limitation any liability relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage;

except, in each case, where the failure to comply would not result in material liabilities to the Company or any Subsidiary or otherwise result in a Material Adverse Effect.

                   5S. Employees. Except as set forth on Section 5S of the Disclosure Schedule, to the Knowledge of the Company, no officer of the Company who is an Executive Vice President or higher ranking officer and no group of employees or independent contractors of the Company or any Subsidiary has any plans to terminate his, her or its employment or relationship as an independent contractor with the Company or any Subsidiary. Except as set forth in Section 5S of the Disclosure Schedule, no organizational effort is presently being made or, to the knowledge of the Company, threatened by or on behalf of any labor union with respect to any employees of the Company or any Subsidiary and none of their employees are represented by any labor union. Except as set forth in Section 5S of the Disclosure Schedule and, in each case, where the failure to comply would not result in material liabilities to the Company or any Subsidiary or otherwise result in a Material Adverse Effect, the Company and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice and, to the knowledge of the Company, there is no reasonable basis for any unfair labor practice complaint or claim to be asserted against the Company or any Subsidiary, and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary. Except as set forth in Section 5S of the Disclosure Schedule, the employees of the Company and the Subsidiaries are not subject to any collective bargaining agreement.

                5T.        Year 2000.

                           Except as set forth on Schedule 5T,

                           (i) To the Company's knowledge, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries or (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries;

                           (ii) To the Company's knowledge, none of the products and services sold, licensed, leased, rendered, or otherwise provided by the Company or by any of its Subsidiaries in the conduct of their respective businesses will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries or (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and, accordingly, neither the Company nor any of its Subsidiaries is or will be subject to any claim, demand, action, suit, liability, damage, material loss, or material expense arising from, or related to, circumstances where such products and services malfunction, cease to function, generate incorrect data, or produce incorrect results when processing, providing or receiving (x) date-related data from, into and between the twentieth and twenty-first centuries or (y) date-related data in connection with any valid date in the twentieth and twenty-first centuries; and

                           (iii) Neither the Company nor any of its Subsidiaries has made any other representations or warranties regarding the ability of any product or service sold, licensed, leased, rendered, or otherwise provided by Company or by any of its Subsidiaries in the conduct of their respective businesses to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries and (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                5U.        Small Business Concern, Etc.

                           (a)  The information regarding the Company and its
affiliates set forth in the Small Business Administration the ("SBA") Forms 480, 652 and Parts A and B of Form 1031 to be delivered at the Closing will be accurate and complete in all material respects.

                           (b) The proceeds from the purchase of stock by
Cassandra/Chase and Chase Capital under this Agreement (the "Financing") will be used by the Company for purposes of acquisitions, working capital and capital expenditures, including, without limitation, up to $3,000,000 that will be used to fund the development and initial operations of the Company's music subsidiary and $2,000,000 that will be used to fund advances against the compensation of the co-presidents of the Company's music subsidiary; provided that such proceeds will not be used for the purchase or redemption of any shares of capital stock of the Company or any of its Subsidiaries or affiliates.

                  5V. Closing Date. The representations and warranties of the Company contained in this Section 5 and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto or in any certificate or other writing delivered by, or on behalf of, the Company to any Purchaser at the Closing shall be true and correct in all material respects on the date of the Closing as though then made, except as affected by the transactions expressly contemplated by this Agreement, and will not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein misleading.

                  Section 6.        Definitions.

                  6A. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Change of Control" means an issuance or related issuances of stock by the Corporation to a Person or group (as defined in Section 13(d)(3) of the Exchange Act), (other than the existing beneficial owners of the Company's Common Stock) who, as a result of such issuance or issuances, becomes the direct or indirect beneficial owner of more than 50% of the outstanding voting stock of the Corporation.

                  "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including without limitation all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation, each as amended and as now or hereafter in effect.

                  "Event of Noncompliance" means any condition, occurrence or event which, without regard to any giving of notice, lapse of time, or both, would constitute a breach of any of the Company's obligations under this Agreement.

                  "Excluded Issuances" has the meaning set forth in Section 6(c) of the Certificate of Designation.

                  "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trade names, trademarks, service marks and registrations and applications for registration thereof, and
(iii) copyrights (registered or unregistered) and registrations and applications for registration thereof.

                  "IPO Valuation" has the meaning set forth in Section 5(a) of the Certificate of Designation.

                  "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

                  "Material Adverse Effect" means a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole.

                  "Officer's Certificate" means a certificate signed on behalf of the Company by the Company's chief executive officer, its chief financial officer or chief administrative officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are reasonably necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any material fact necessary to make the certificate not misleading.

                  "Permitted Liens" means:

                                    (i)     tax liens with respect to taxes not
                                            yet due and payable or which are
                                            being contested in good faith by
                                            appropriate proceedings and for
                                            which appropriate reserves have been
                                            established in accordance with
                                            generally accepted accounting
                                            principles, consistently applied;

                                    (ii)    deposits or pledges made in
                                            connection with, or to secure
                                            payment of, utilities or similar
                                            services, workers' compensation,
                                            unemployment insurance, old age
                                            pensions or other social security
                                            obligations;

                                    (iii)   purchase money security interests in
                                            any property acquired by the Company
                                            or any Subsidiary to the extent
                                            permitted by this Agreement;

                                    (iv)    interests or title of a lessor under
                                            any lease permitted by this
                                            Agreement;

                                    (v)     mechanics', materialmen's or
                                            contractors' liens or encumbrances
                                            or any similar lien or restriction;

                                    (vi)    easements, rights-of-way,
                                            restrictions and other similar
                                            charges and encumbrances not
                                            interfering with the ordinary
                                            conduct of the business of the
                                            Company and its Subsidiaries or
                                            detracting from the value of the
                                            assets of the Company and its
                                            Subsidiaries;

                                    (vii)   liens outstanding on the date hereof
                                            which secure indebtedness and which
                                            are described in the schedules to
                                            this Agreement.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Qualified IPO" has the meaning set forth in Section 5(a) of the Certificate of Designation.

                  "Restricted Securities" means (i) the Preferred Stock issued hereunder, (ii) the Common Stock issued upon conversion of the Preferred Stock and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in paragraph 7B have been delivered by the Company in accordance with paragraph 4B. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in paragraph 7B.

                  "SBIC" means a small business investment company licensed under the Small Business Investment Act of 1958, as amended.

                  "SBIC Regulations" means the Small Business Investment Company Act of 1958, as amended, and the regulations issued by the Small Business Administration thereunder, 13 CFR 107 and 121, as amended.

                  "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

                  "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

                  "Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

                  "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

                  Section 7.        Miscellaneous.

                  7A. Expenses. The Company shall reimburse the Purchasers for all reasonable and documented out-of-pocket expenses (including the reasonable attorneys' fees and out-of-pocket expenses of one outside counsel) actually incurred by them in connection with the transactions contemplated by this Agreement up to $150,000 in the aggregate.

                  7B. Purchaser's Representations. Each Purchaser hereby represents and warrants to the Company as follows:

                           (i) it is acquiring the Restricted Securities purchased hereunder or acquired pursuant hereto for its own account with the intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. Each certificate or instrument representing Restricted
                                    Securities shall be imprinted with a legend in substantially the following form:

         "The securities represented by this certificate were originally issued on May __, 1999, and have not been registered under the Securities Act of 1933, as amended or the securities laws of any state. The transfer of the securities represented by this certificate is subject to the conditions specified in the Purchase Agreement, dated as of May __, 1999 and as amended and modified from time to time, between the issuer (the "Company") and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."

                           (ii)     it is, if an entity, an entity duly
                                    organized, validly existing and in
                                    good standing under the laws of the
                                    jurisdiction of its organization
                                    and is qualified to do business in every jurisdiction in which its lease or ownership of property or conduct of business requires it to so qualify, except where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of such Purchaser or on such Purchaser's ability to perform its obligations hereunder (a "Purchaser Material Adverse Effect"). It possesses all requisite power and authority (corporate or otherwise) and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement, except for such licenses, permits and authorizations as the failure to possess would not reasonably be expected to have a Purchaser Material Adverse Effect.

                           (iii) The execution, delivery and performance of this Agreement have been duly authorized by such Purchaser. This Agreement constitutes a valid and binding obligation of such Purchaser, enforceable in accordance with its terms. The execution and delivery by such Purchaser of this Agreement, the purchase of the Preferred Stock hereunder and the fulfillment of and compliance with the terms hereof by such Purchaser, do not and would not (i) conflict with or result in the breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon such Purchaser's securities or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) other than pursuant to applicable securities laws, rules and regulations, require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, the organization documents of such Purchaser, or any law, statute, rule or regulation to which such Purchaser is subject, or any agreement, instrument, order, judgment or decree to which such Purchaser is subject.

                           (iv) Such Purchaser is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                  7C. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of a majority of the outstanding Preferred Stock. No other course of dealing between the Company and the holder of any Preferred Stock or any delay in exercising any rights hereunder or under the Certificate of Designation shall operate as a waiver of any rights of any such holders. For purposes of this Agreement, shares of Preferred Stock held by the Company or any Subsidiaries shall not be deemed to be outstanding.

                  7D. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one year after the Closing.

                  7E. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                  7F. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  7G. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                  7H. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                  7I. Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

                  7J. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Purchaser at the address indicated on the Schedule of Purchasers and to the Company at the address indicated below:

                          2230 Broadway
                          Santa Monica, CA 90402
                          Attn: General Counsel and Chief Administrative Officer
                          Telephone:  310-828-8366
                          Facsimile:  310-828-7337

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                  7K. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  7L. Indemnification. In consideration of the Purchaser's execution and delivery of this Agreement and acquiring the Preferred Stock hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and all of their officers, directors, employees and agents (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees Notwithstanding the foregoing, Indemnified Liabilities shall not include costs and expenses incurred by any Indemnitee in connection with (a) any violations of law or governmental regulations by such Indemnitee, (b) any acts of willful misconduct or gross negligence by such Indemnitee or (c) any actions against such Indemnitee by creditors of such Indemnitee or shareholders or creditors of such Indemnitee's parent companies.


                      [Signatures Appear on Following Page]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                   DIGITAL ENTERTAINMENT NETWORK, INC.


                                   By: /s/ BRUCE J. GAMACHE
                                       ---------------------------------------
                                       Name: Bruce J. Gamache
                                       Title: COO/CFO

                                   PURCHASERS:

                                   CASSANDRA/DIGITAL ENTERTAINMENT
                                   NETWORK PARTNERS, L.L.C.

                                       By:   Cassandra-Chase Entertainment
                                             Partners, L.L.C.


                                       By: /s/ SAMUEL F. HOLDSWORTH
                                           -----------------------------------
                                           Samuel F. Holdsworth, Member


                                   CHASE VENTURE CAPITAL ASSOCIATES


                                   By: /s/ MITCHELL BLUTT
                                      ----------------------------------------
                                      Mitchell Blutt, Executive Partner

                                   DELL USA L.P., a Texas limited partnership

                                        By:   Dell Gen. P. Corp., a Delaware
                                              corporation


                                               By: /s/ THOMAS H. WELCH, JR.
                                                  ----------------------------
                                                  Thomas H. Welch, Jr.
                                                  Assistant Secretary

                                   MICROSOFT CORPORATION


                                   By: /s/ GREG MAFFEI
                                       ---------------------------------------
                                       Name:  Greg Maffei
                                       Title: CFO and Senior Vice President

                                   DEN PARTNERS LLC


                                   By: /s/ SAID ARMUTCUOGLU
                                      -----------------------------------------
                                      Said Armutcuoglu, Managing Member

                                   JAMES L. KEMPNER

                                   /s/ JAMES L. KEMPNER
                                   -------------------------------------------

                     SCHEDULE OF WIRE TRANSFER INSTRUCTIONS


         Wire transfers should be sent to the Company's account at:

                           Imperial Bank
                           977 Wilshire Boulevard
                           Beverly Hills, CA 90212
                           ABA No.: 122201444
                           Account holder: Digital Entertainment Network, Inc. Account No.: 60-085-439
                           Reference: Series B Preferred Stock
                           Contact Information at Imperial Bank:
                           Ms. Marie Estrada
                           Telephone no.:  800-505-0534
                           Facsimile no.:  800-303-2297

                             SCHEDULE OF PURCHASERS



                                                                                                           Total
                                                                            No. of                        Purchase
                                                                            Shares                          Price
                                                                              of                             for
                     Names and                                             Preferred                      Preferred
                     Addresses                                               Stock                          Stock
                    -----------                                            ----------                  --------------
Cassandra/Digital Entertainment                                             63,461.5                   $6,599,996.00
Network Partners, L.L.C.
Chase Venture Capital Associates                                            36,538.5                    3,800,004.00
Dell USA L.P.                                                               28,846.2                    3,000,004.80
Microsoft Corporation                                                       43,269.2                    4,499,996.80
DEN Partners LLC                                                            36,538.5                    3,800,004.00
James L. Kempner                                                             1,923.1                      200,002.40




TOTAL                                                                      210,577                    $21,900,008.00

                             SCHEDULE OF SUBSCRIBERS

                       DIGITAL ENTERTAINMENT NETWORK, INC.
                              SERIES B SUBSCRIBERS

                                                          Series B Preferred
                               Purchase Price               Shares at $104
                               --------------             ------------------

David Neuman                     $500,000.80                  4,807.7

Jim Ritts                          50,003.20                    480.8

Ed Winter                         200,002.40                  1,923.1

Bruce Gamache                     799,999.20                  7,692.3

Alan Friel                         31,002.40                    298.1

Gary Gersh                        500,000.80                  4,807.7

John Silva                         99,996.00                    961.5

GAS, LLC                           99,996.00                    961.5

Evan Strauss                       99,996.00                    961.5

Patricia Klowden                  500,000.80                  4,807.7

Bob Doede                         500,000.80                  4,807.7

Layne Britton                      50,003.20                    480.8

Todd Zelek                         50,003.20                    480.8

Garrett Bland                      19,999.20                    192.3

Anthony Greenberg                  50,003.20                    480.8

Lawrence Besk                     149,999.20                  1,442.3

Scott Helbing                      50,003.20                    480.8

Ron Palmieri                       98,997.60                    951.9

Brandon Douglas                    50,003.20                    480.8

Jay Sures                          50,003.20                    480.8

Gary Horwitz                       50,003.20                    480.8



Ziffren Brittenham                 50,003.20                    480.8
Branca & Fischer
LLP


Joshua Grode                       25,001.60                    240.4

Jason Grode                        25,001.60                    240.4

TOTAL                          $4,100,023.20                 39,423.3

                                LIST OF EXHIBITS


Exhibit A   -     Certificate of Designation

Exhibit B   -     Registration Agreement

Exhibit C   -     Permitted Changes to Certificate of Incorporation and Bylaws

Exhibit D   -     Joint Sale and Voting Agreement

Exhibit E   -     Legal Opinion of Katten, Muchin & Zavis

                           LIST OF DISCLOSURE SCHEDULES


                              Capitalization Schedule
                              Subsidiary Schedule
                              Restrictions Schedule
                              Financial Statements Schedule
                              Liabilities Schedule
                              Adverse Change Schedule
                              Developments Schedule
                              Assets Schedule
                              Contracts Schedule
                              Intellectual Property Schedule
                              Litigation Schedule
                              Brokerage Schedule
                              Consents Schedule
                              Insurance Schedule
                              Compliance Schedule
                              Employee Schedule
                              Y2K Schedule